EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

Blizzard Genomics, Inc.

St. Paul, Minnesota

      We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 10, 2004, relating to the consolidated financial statements of Blizzard Genomics, Inc., which is contained in that Prospectus, and to the reference to our firm under the caption “Experts” in that Prospectus.

/s/ BDO SEIDMAN, LLP

Los Angeles, California

November 3, 2004